Exhibit 4.1

CIBER, INC.

EMPLOYEE STOCK PURCHASE PLAN
(as amended and restated May 4, 2009)

I.    Purpose

        The CIBER, Inc. Employee Stock Purchase Plan (the “Plan”) is intended to provide eligible employees of CIBER, Inc. and its Affiliated Corporations (collectively, the “Company”), with an opportunity to acquire a proprietary interest in the Company through their participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986 (the “Code”). “Affiliated Corporation” means any “subsidiary corporation” (as such term is defined in Section 424(f) of the Code) of CIBER, Inc.

II.    Administration

        (a)    Plan Administrator.    The Plan shall be administered by the board of directors of the Company (the “Board”), which may from time to time delegate all or part of its authority to a committee (the “Committee”) composed of at least two members of the Board, all of whom shall be Non-Employee Directors. A Non-Employee Director is a director who meets the definition of Non-Employee Director under Rule 16b-3 of the Securities Exchange Act of 1934 (the “1934”). References herein to the Plan Administrator refer to the Board or, to the extent the Board delegates its authority to the Committee, to the Committee. The Plan Administrator shall have full authority to administer the Plan, and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Section 423 of the Code. The Plan Administrator may delegate to an agent or agents any of its responsibilities under the Plan except its responsibilities to establish the number of shares available for purchase by employees during any purchase period, the maximum and minimum percentage of base compensation to be paid by any single employee for the purchase of stock during any of the periods and its authority to construe and interpret the provisions of the Plan.

        (b)    Actions of Plan Administrator.    All actions taken and all interpretations and determinations made by the Plan Administrator in good faith (including determinations of fair market value) shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Plan Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Plan Administrator shall, in addition to their rights as directors, be fully protected by the Company with respect to any such action, determination or interpretation.

III.  Purchase Periods

        The first purchase period under the Plan shall commence on January 1, 1995, and shall terminate on March 31, 1995. Unless otherwise determined by the Plan Administrator, a purchase period shall commence on the first day of each succeeding calendar quarter and shall terminate on the last day of each such quarter. The Plan Administrator may, from time to time, establish purchase periods with differing commencement dates and durations. In no event, however, shall a purchase period extend beyond 27 months. No two purchase periods shall run concurrently.

IV.  Eligibility and Participation

        (a)    Except as otherwise expressly provided herein, every employee of the Company who, on the commencement date of the purchase period, is employed on a basis which customarily requires not less than 20 hours of service per calendar week is eligible to participate in the Plan during a purchase period.

        (b)    An eligible employee may become a participant in the Plan (a “Participant”) for a particular purchase period by completing the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and filing such forms prior to the commencement date of the purchase period with the person designated by the Plan Administrator. No enrollment forms will be accepted from an individual who is not on the active payroll of the Company on the filing date, unless such individual is temporarily off the payroll by reason of illness, vacation, jury duty or other employer-approved absence.

V.    Stock Subject to Plan

        (a)    Common Stock.    The stock which is purchasable by Participants shall be the authorized but unissued or reacquired common stock, par value $.01 per share, of CIBER, Inc. (the “Common Stock”). In order to have shares available for sale under the Plan, the Company may repurchase shares of Common Stock on the open market, issue authorized but unissued stock or otherwise. The maximum number of shares which may be sold to employees during any single purchase period shall be established by the Plan Administrator prior to the beginning of the purchase period; provided however, that the total number of shares which may be sold to employees throughout the entire duration of the Plan shall not exceed 11,250,000 shares (which amount reflects the 1996 and 1998 stock splits in the nature of a dividend, and is subject to further adjustment under subparagraph (b) below).

        (b)    Changes in Capital Structure.    In the event any change is made to the Common Stock purchasable under the Plan (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend in excess of 10% at any single time, stock split, combination of shares, exchange of shares, changes in corporate structure or otherwise), then appropriate adjustments shall be made to the maximum number of shares purchasable under the Plan, the maximum number of shares purchasable under any right to purchase stock outstanding under the Plan, and the number of shares and price per share of stock subject to rights to purchase stock outstanding under the Plan.

VI.  Purchase of Common Stock

        (a)    Right to Purchase.    An eligible employee who becomes a Participant for a particular purchase period shall have the right, as of the beginning of the purchase period, to purchase Common Stock upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions, not inconsistent with the Plan, as the Plan Administrator may deem advisable.

        (b)    Purchase Price Per Share.    Except as provided in Section VI(j), the purchase price per share shall be eighty-five percent (85%) of the fair market value of a share of Common Stock on the commencement date of the purchase period. If the Common Stock is listed on a national stock exchange or national market system, the fair market value of a share of Common Stock on any date shall be the officially-quoted closing sales price (or the closing bid, if no sales were reported) on such exchange or system on the date in question. If the Common Stock is not traded publicly, the fair market value of a share of Common Stock on any date shall be determined, in good faith, by the Plan Administrator after consultation with outside legal, accounting or other experts as the Plan

Administrator may deem advisable, and the Plan Administrator shall maintain a written record of its method of determining such value.

        (c)    Total Purchase Price.    Each Participant shall, for any purchase period, have the right to purchase Common Stock with a total purchase price equal to a designated percentage of the Participant’s Compensation. A Participant’s “Compensation” for a particular purchase period shall be the amount of the Participant’s base salary or wages, overtime pay and, at the election of the Participant, bonuses and other incentive payments, that are payable to the Participant at any time or from time to time during the purchase period. Each Participant shall designate in his or her purchase agreement the whole percentage of his or her Compensation the Participant wishes to pay for the purchase of stock for the particular purchase period, subject to the provisions set forth below which shall be uniformly applied to all Participants in a particular purchase period:

(i)

The maximum percentage of a Participant’s Compensation which may be paid for the purchase of stock in a particular purchase period shall be ten percent (10%); provided, however, that the Plan Administrator shall establish prior to the beginning of the purchase period a maximum number of shares (subject to adjustment under Section V(b)) that may be purchased during the purchase period by each Participant.

(ii)

The minimum percentage of a Participant’s Compensation which may be paid for the purchase of stock in a particular purchase period shall be one percent (1%).

(iii)

No right to purchase shares under the Plan shall be granted to an employee if such employee would, immediately after the grant, own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of CIBER, Inc. or any Affiliated Corporation. An employee’s stock ownership shall be determined under Section 424(d) of the Code and stock which an employee may purchase under any outstanding options shall be treated as stock owned by the employee.

Notwithstanding the provisions of paragraphs (i) and (ii), above, the Plan Administrator may, in its discretion, establish any other maximum and minimum percentages of Compensation to be paid for stock under the Plan.

        (d)    Allocation of Available Shares.    Should the total number of shares of Common Stock which may be purchased under the purchase agreements of all Participants for a particular purchase period exceed the number of shares available for sale under the Plan, then the Plan Administrator shall make a pro rata allocation of the available shares and shall notify each Participant of such allocation.

        (e)    Payment.    Payment of the purchase price for stock under the Plan shall be effected by means of payroll deductions, which shall begin with the first pay period, the payment date for which occurs coincident with or immediately following the commencement date of the relevant purchase period and shall terminate with the last pay period the payment date for which occurs on or prior to the last day of the purchase period. Each payroll deduction shall be an amount equal to the percentage of the Compensation included in that payroll payment that was designated by the Participant in the Participant’s purchase agreement (subject to termination as provided in Section VI(f)).

(f)    Termination of Right to Purchase.    A Participant may, at any time on or before 15 days prior to the last day of the purchase period, terminate his or her right to purchase stock under the Plan by filing the prescribed notification form with the Plan Administrator or its delegate. Any amounts deducted from the Participant’s pay or otherwise collected from the Participant by reason of his or her participation in the Plan for such purchase period shall be refunded following the end of the purchase period, and no further amounts will be collected from the Participant (by payroll deduction or otherwise) during the remainder of the purchase period. A Participant’s termination of his or her right to purchase shall be irrevocable with respect to the purchase period to which it pertains.

        (g)    Change of Compensation Percentage.    Except as set forth in Section VI(f), a Participant may not reduce or increase the percentage of the Participant’s Compensation to be paid for shares of Common Stock under the Participant’s purchase agreement during a purchase period.

        (h)    Termination of Employment.    If a Participant ceases to be an employee of the Company for any reason (including death or retirement) during a purchase period, the Participant or the Participant’s personal representative shall receive a cash refund of all sums previously collected from the Participant during the purchase period, as well as any sums carried over from a prior purchase period.

        (i)    Exercise.    Each right to purchase stock under the Plan other than a right to purchase stock which has been accelerated under the Plan or which has been previously terminated under the Plan shall be exercised automatically on the last day of the purchase period for the number of whole shares obtained by dividing the sum on deposit from the Participant (and not refunded) by the purchase price per share determined under Section VI(j), but in no event shall any right to purchase stock under the Plan be exercised for more than the specified number of shares, if any, (subject to adjustment under Section V(b)) established by the Plan Administrator pursuant to Section VI(c)(i) prior to the beginning of the purchase period, and the balance shall be at the sole option of the Company promptly refunded or left on deposit for the ensuing quarterly period, and in any case refunded after termination. For example, if a Participant has $100.00 on account and the Company’s stock price pursuant to this paragraph is determined to be $9.00 then eleven (11) shares will be issued (11 × $9.00) and $1.00 will be left on deposit or refunded as herein stated. Promptly after the date of exercise of any right to purchase stock under the Plan, the Participant, or his or her nominee, shall receive, at the Company’s sole option, a physical certificate, an electronic deposit, or such other evidence of ownership of the purchased shares as the Plan Administrator determines is reasonable. No more than one certificate or deposit shall be issued or made pursuant to the exercise of any right to purchase stock under the Plan.

        (j)    Reduction of Purchase Price.    If the fair market value of a share of Common Stock on the last day of the purchase period is less than the fair market value of such share on the commencement date of the purchase period, then the purchase price per share under the Plan on the last day of the purchase period shall be reduced to 85 percent (85%) of the fair market value of such share on the last day of the purchase period.

        (k)    Rights as Stockholder.    A Participant shall have no rights as a stockholder with respect to shares subject to a right to purchase stock granted under the Plan until such right to purchase is exercised. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of exercise.

        (l)    Assignability.    No right to purchase stock granted under the Plan shall be assignable or transferable by a Participant other than by will or by the laws of the descent and distribution, and during the lifetime of the Participant such rights to purchase stock shall be exercisable only by the Participant.

        (m)    Accrual Limitations.    No Participant shall be entitled to accrue rights to purchase stock under this Plan which, when aggregated with purchase rights accruable by him under other qualified employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company, would permit such Participant to purchase more than $25,000 worth of Common Stock (determined on the basis of the fair market value of such Common Stock on the date the Participant accrues purchase rights under the Plan) for each calendar year such purchase rights are at any time outstanding.

        (n)    Merger or Liquidation of Company.    In the event the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the

Company by means of sale, merger, reorganization or liquidation, each Participant may, at the election of the Plan Administrator, either:

(i)  receive a stock certificate for the number of shares of Common Stock paid for pursuant to payroll deductions made on behalf of the Participant during the purchase period up to the day prior to the date of such transaction; or

(ii) receive a cash refund of all sums previously collected from the Participant during the purchase period.

        (o)    No Interest.    No interest shall be paid on any monies refunded to Participants pursuant to the provisions of this Plan.

        (p)    Withholding.    The Company may withhold, or require a Participant to make other satisfactory arrangements for the payment of, any taxes required by any law or regulation of any governmental authority, whether federal, state or local, in connection with the purchase of stock under the Plan or the sale of such stock that is not held for at least two years after the beginning of the purchase period during which the stock was purchased. Such withholding may include all or any portion of any payment or other compensation payable to the Participant, unless the Participant reimburses the Company for such amount.

        (q)    Notice of Disposition.    Each Participant shall notify the Company in writing if the Participant disposes of any of the shares purchased pursuant to this Plan if such disposition occurs within two years from the first day of the purchase period in which such shares were purchased or within one year from the date on which the shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any legend on the certificates.

VII. Amendment

        The Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action shall adversely affect rights and obligations with respect to rights to purchase stock at the time outstanding under the Plan; and provided, further, that no such action of the Board may, without the approval of the stockholders of the Company, increase the number of shares subject to the Plan or the maximum number of shares for which a right to purchase stock under the Plan may be exercised (unless necessary to effect the adjustments required by Section V(b)), extend the term of the Plan, alter the per share purchase price formula so as to reduce the purchase price per share specified in the Plan, otherwise materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan. Furthermore, the Plan may not, without the approval of the stockholders of the Company, be amended in any manner which will cause the Plan to fail to meet the requirements of an “employee stock purchase plan” under Section 423 of the Code.

VIII. Effective Date

        This Plan was originally approved by the Board and became effective on January 1, 1995, after the approval by the stockholders of CIBER, Inc. on October 31, 1994. The Plan was subsequently amended with shareholder approval October 29, 1996, May 10, 2001, May 2, 2002 and April 27, 2004.  The Plan is hereby amended effective May 4, 2009.

CIBER, Inc.

By:	/s/ MAC J. SLINGERLEND
Mac J. Slingerlend President/Chief Executive Officer